Exhibit 99.1

IDENTIV ANNOUNCES REVERSE SPLIT OF COMMON STOCK AND NAME CHANGE

FREMONT, Calif., May 22, 2014 – Identiv (NASDAQ: INVE), a global security technology company that provides trust solutions for premises, information and everyday items, announced today that a 1-for-10 reverse split of its common stock will be effective at the open of business on Tuesday, May 27, 2014. The reverse stock split was approved by the company’s shareholders at the 2014 Annual General Meeting (AGM) held today. The company’s board of directors approved the implementation of a reverse stock split and determined the appropriate reverse stock split ratio to be 1-for-10. Also approved by the company’s shareholders was the legal name change of the company from “Identive Group, Inc.” to “Identiv, Inc.”

“The reverse split establishes a path to maintain our NASDAQ listing,” said Jason Hart, chief executive officer of Identiv. “We saw a record voting turnout for our 2014 Annual General Meeting, demonstrating strong support from our shareholders. Approval of our new, shortened name, ‘Identiv’, signals a new era, as we have successfully transformed into a single, unified technology company focused on trust solutions for high-growth markets,” added Hart.

At the effective time of the reverse stock split, every 10 shares of Identiv’s issued and outstanding common stock will be converted into one newly issued and outstanding share of common stock, without any change in the par value per share.

The reverse stock split will reduce the number of shares of Identiv’s outstanding common stock from 79.91 million to approximately 7.99 million. Proportional adjustments will be made to Identiv’s outstanding stock options, outstanding warrants, and equity-compensation plans. The number of authorized shares of the company’s common stock will remain unchanged. Once the reverse stock split becomes effective, shareholders holding shares through a brokerage account will have their shares automatically adjusted to the reflect the 1:10 reverse stock split. Existing shareholders holding common stock certificates will receive a letter of transmittal from the company’s transfer agent, American Stock Transfer & Trust Company, LLC, with specific instructions regarding the exchange of shares. No fractional shares will be issued in connection with the reverse stock split. Shareholders who would otherwise hold a fractional share of Identiv common stock will receive a cash payment in lieu of such fractional share.

The company’s common stock will continue to trade on the NASDAQ Capital Market under the symbol “INVE”. A new CUSIP number will be issued to Identiv’s common stock after the reverse stock split becomes effective.

For additional information, please refer to the FAQs in the “Investor Relations” section of identiv.com.

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About Identiv

Identiv is a global security technology company that establishes trust in the connected world, including premises, information and everyday items. CIOs, CSOs and product departments rely upon Identiv’s trust solutions to reduce risk, achieve compliance and protect brand identity. Identiv’s trust solutions are implemented using standards-driven products and technology, such as digital certificates, mobility and cloud services. For more information, visit identiv.com.

Note Regarding Forward-Looking Information

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements can be identified by words such as “anticipates”, “believes”, “plans”, “will”, “intends”, “expects”, and similar references to the future. Examples of such statements include, without limitation, statements regarding our expectations for additional revenue from new sales partnerships; our ability to establish a stable financial platform on which to execute our strategy to deliver trust solutions; our expectations from increased investments in sales, marketing and engineering; and our ability to achieve the level of revenues and adjusted EBITDA results in 2014 for which we have provided guidance. Readers should not unduly rely on these forward-looking statements, which are not a guarantee of future performance and are subject to a number of risks and uncertainties, many of which are outside our control, which could cause our actual business and operating results to differ. Factors that could cause actual results to differ materially from those in the forward-looking statements include our ability to realize cost savings from the restructuring of our operations; our ability to increase revenues through new sales and marketing programs and sales partnerships; our ability to successfully develop and commercialize new products and solutions that satisfy the evolving and increasingly complex requirements of customers; our ability to finance continued investments in technology, products and manufacturing capacity to develop products and solutions for the market; whether the markets in which we participate or target may grow, converge or standardize at anticipated rates or at all, including the markets that we are targeting; our ability to successfully compete in the markets in which we participate or target; our ability to meet our sales forecasts; our ability to meet financial covenants of our loan agreement; our ability to meet growing demand for our products; and general global political and economic factors which are beyond our control but may unduly impact our markets and our business. For a discussion of further risks and uncertainties related to our business, please refer to our public company reports, including our Annual Report on Form 10-K for the year ended December 31, 2013 and subsequent reports filed with the U.S. Securities and Exchange Commission. All forward-looking statements are based on information available to us on the date hereof, and we assume no obligation to update such statements.

Identiv Media Contacts:

Lesley Sullivan/Joann Wardrip

MSLGROUP

781-684-0770

identivgroup@mslgroup.com